Document must be filed electronically.
Paper documents are not accepted.
Fees & forms are subject to change.
For more information or to print copies
of filed documents, visit www.sos.state.co.us.

E-Filed

Colorado Secretary of State
Date and Time: 02/26/2018 10:16 AM
ID Number: 20051182847

Document number: 20181164330
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Amended and Restated Articles of Incorporation

filed pursuant to §7-90-301, et seq. and §7-110-107 and §7-90-304.5 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

ID number 20051182847
(Colorado Secretary of State ID number)

Entity name Vortex Brands Co.

2. The new entity name (if applicable) is ____________.

3. The amended and restated constituent filed document is attached.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. *(**Caution**: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are ____________.
(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

Olmstead — Tom
(Last) (First) (Middle) (Suffix)

1942 Broadway Street, Ste 314C
(Street name and number or Post Office Box information)

Boulder — CO — 80302
(City) (State) (Postal/Zip Code)

United States
(Province – if applicable) (Country – if not US)

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).

ARTICLE I
Name

The name of the corporation is Vortex Brands (the "Corporation")

ARTICLE II
Duration

This corporation has perpetual existence.

ARTICLE III
Corporation Purposes

The purposes for which the corporation is formed are:

(a) To engage in any lawful business activity from time to time authorized or approved by the board of directors of this corporation;
(b) To act as principal, agent, partner or joint venturer or in any other legal capacity in any transaction;
(c) To do business anywhere in the world; and
(d) To have, enjoy, and exercise all of the rights, powers, and privileges conferred upon corporations incorporated pursuant to Nevada law, whether now or hereinafter in effect and whether or not herein specifically mentioned.

The above purposes clauses shall not be limited by reference to or inference from one another, but each purpose clause shall be construed as a separate statement conferring independent purposes and powers upon the corporation.

ARTICLE IV
Capitalization

The total number of shares of stock which the corporation shall have authority to issue is 770,000,000 shares, of which 750,000,000 shares of $.0001 par value shall be designated as Common Stock and 20,000,000 shares of $.0001 shall be designated as Preferred Stock. The Preferred Stock authorized by these Articles of Incorporation may be issued in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the numbers of shares of any series.

The Company has agreed to acquire and merge with Blockchain Energy, A Colorado Corporation. The merger is expected to close on February 25, 2018.

ARTICLE V
Board of Directors

The business and affairs of the Corporation shall be managed by a Board of Directors which shall exercise all the powers of the Corporation except, as otherwise provided in the Bylaws, these Articles of Incorporation or by the laws of the laws of the State of Colorado.

ARTICLE VI

Directors Liability

To the fullest extent permitted by the laws of the State of Colorado, as the same now exists or may hereafter be amended or supplemented, no director or officer of the Corporation shall be liable to the Corporation or to its stockholders for damages for breach of fiduciary duty as a director or officer.

ARTICLE VII
Indemnification of Officers and Directors

The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, employee, or agent of, on in any similar managerial or fiduciary position of, another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall also indemnify any person who is serving or has served the Corporation as a director, officer, employee, or agent of the Corporation to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

ARTICLE VIII
No Preemptive Rights

The owners of shares of stock of the Corporation shall not have a preemptive right to acquire unissued shares, treasury shares or securities convertible into such shares.

ARTICLE IX
Voting Rights

Only the shares of capital stock of the Corporation designated at issuance as having voting rights shall be entitled to vote at meetings of stockholders of the Corporation, and only stockholders of record of shares having voting rights shall be entitled to notice of and to vote at meetings of stockholders of the Corporation. Each stockholder entitled to vote at any election for Directors shall have the right to vote, in person or by proxy, one vote for each share of stock owned by such stockholder for as many persons as there are Directors to be elected and for whose election such stockholder has a right to vote, and no stockholder shall be entitled to cumulate their vote.

ARTICLE X
Quorum

One third of the votes entitled to be cast on any matter by each stockholder voting group entitled to vote on a matter shall constitute a quorum of that voting group for action on that matter by stockholders

ARTICLE XI
Bond and Debenture Holder Rights

The holder of a bond, debenture or, other obligation of the Corporation may have any of the rights of a stockholder in the Corporation to the extent determined appropriate by the Board of Directors at the time of issuance of such bond, debenture or other obligation.

ARTICLE XII
Limitation on Right to Call Special Shareholders Meeting

Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, upon not less than 10 nor more than 50 day's written notice to the stockholders of the Corporation

IN WITNESS WHEREOF, Vortex Brands Corp. has caused its duly authorized officer to execute this Certificate on this the 18th day of February 2018.

Vortex Brands, Co.

/s/ Tom Olmstead

Tom Olmstead

Chief Executive Officer

CERTIFICATE OF DESIGNATIONS OF RIGHTS,

PRIVILEGES, AND PREFERENCES

OF

SERIES C PREFERRED STOCK

OF

VORTEX BRANDS CO.

The name of this corporation is VORTEX BRANDS CO.

I, Tom Olmstead, the Chief Executive Officer and Chief Financial Officer, respectively, of Vortex Brands Co.., a corporation organized and existing under the Laws of the State of Colorado (the "Corporation"), DO HEREBY CERTIFY THAT:

The Board of Directors of the Corporation on February 18, 2018 adopted the following resolution creating a series of its preferred stock designated the "SERIES C PREFERRED STOCK":

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Articles of Incorporation dated February 19, 2018, the Board of Directors of the Corporation by unanimous resolution does hereby designate the terms, and authorize and provide for the issuance of the "SERIES C PREFERRED STOCK," consisting initially of 9,996,000 shares, having the voting powers, preferences and relative participating rights, and the qualifications, limitations or restrictions that are set forth as follows:

A. Designation and Amount. The shares of such series shall be designated as "SERIES C PREFERRED STOCK", par value $0.0001 per share, and the number of shares constituting such series initially shall be 9,996,000. Such amount may be increased or decreased by the resolution of the Board of Directors, provided that no decrease shall reduce the number of shares of the Series C Preferred Stock to less than the number of shares then issued and outstanding, fully diluted.

B. Rights, Preferences and Restrictions of SERIES C PREFERRED STOCK. The rights, preferences, privileges and restrictions granted to and imposed on the Series C Preferred Stock are as set forth below:

I. RANK.

The SERIES C PREFERRED STOCK, except as otherwise stated herein, in respect of dividends and distributions upon a Liquidation Event, shall rank senior to all classes of common stock of the Corporation, and each other class of Capital Stock or series of Preferred Stock hereafter created that does not expressly provide that it ranks senior to, or on a parity with, the Series C Preferred Stock as to dividends and distributions upon a Liquidation Event ("Junior Stock"). The Series C Preferred Stock shall, in respect of dividends and distributions upon a Liquidation Event, rank on a parity with (a) the Common Stock, and (b) any class of Capital Stock or series of Preferred Stock hereafter created that expressly provides that it ranks on a parity with the Series C Preferred Stock as to dividends and distributions upon a Liquidation Event ("Parity Stock"); provided, however, that any such Parity Stock, other than the Common Stock, that was not approved in writing by the majority of the Holders shall be deemed to be Junior Stock and not Parity Stock. The Series C Preferred Stock shall, in respect of dividends and distributions upon a Liquidation Event, rank junior to each class of Capital Stock or series of Preferred Stock hereafter created that has

been approved in writing by the majority of the Holders and that expressly provides that it ranks senior to the Series C Preferred Stock as to dividends or distributions upon Liquidation Event ("Senior Stock").

II. DIVIDEND PROVISIONS.

Beginning on the Issue Date, the Holders of the outstanding shares of SERIES C PREFERRED STOCK shall be entitled to receive dividend distributions when and if dividend distributions are declared and authorized on the Common Stock by the Board of Directors, provided that, each share of the SERIES C PREFERRED STOCK shall have rights, privileges and preferences on dividend distributions equal to one hundred (1,000) shares of Common Stock.

III. LIQUIDATION PREFERENCE.

(a) In the event of a Liquidation Event, the Holders of the SERIES C PREFERRED STOCK shall have the same rights as holders of Common Stock, except that each share of outstanding SERIES C PREFERRED STOCK shall have one thousand (1,000) times the rights as each share of Common Stock ("Liquidation Ratio"). Collectively, the holders of the then outstanding shares of Common Stock and the holders of the then outstanding shares of SERIES C PREFERRED STOCK shall be entitled to receive all of the remaining assets of the Corporation available for distribution to such stockholders. The distribution shall be ratable, in proportion to the number of shares of the Common Stock and/or Series C Preferred Stock held by them, after giving effect to the Liquidation Ratio.

(b) A "Liquidation Event" shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of the Corporation's assets, or (B) a liquidation, dissolution or winding up of the Corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation's securities immediately prior to such transaction. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of at least fifty percent (50%) of the outstanding SERIES C PREFERRED STOCK (voting together as a single class and not as separate series). The Corporation shall give each holder of record of SERIES C PREFERRED STOCK written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Article II.B.3, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened or waived upon the written consent of the holders of SERIES C PREFERRED STOCK that (i) are entitled to such notice rights or similar notice rights and (ii) represent at least a majority of the voting power of all then outstanding shares of such Series C Preferred Stock (voting together as a single class and not as separate series).

IV. REDEMPTION.

The Series C Preferred Stock shall not be redeemable.

V. CONVERISON RIGHTS

A. Conversion at the Option of the Holder. From 24 months from the date of issuance, each holder of shares of Series C Preferred Stock may, at any time and from time to time, convert (an "Optional Conversion") each of its shares of Series C Preferred Stock into a 100 of fully paid and nonassessable shares of Common Stock; provided, however, that any Optional Conversion must involve the issuance of at least 100 shares of Common Stock.

B. Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall: (i) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation and (ii) surrender or cause to be surrendered the original certificates representing the Series C Preferred Stock being converted (the "**Preferred Stock Certificates**"), duly endorsed with a medallion stamp, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation's Transfer Agent with a copy sent to the Corporation (Attention: Secretary). The Corporation shall be obligated to issue shares of Common Stock upon a conversion upon either the Preferred Stock Certificates are delivered to the Corporation's Transfer Agent as provided above, or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation (and pays any bond that may be required) to the Corporation required by Corporation and its transfer agent.

(i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent) shall, no later than the later of (a) the third business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to this Designation) (the "**Delivery Period**"), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series C Preferred Stock being converted and (y) a certificate representing the number of shares of Series C Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation's transfer agent is participating in the Depository Trust Company ("**DTC**") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend (pursuant to the terms of the Securities Purchase Agreement) and the holder thereof is not then required to return such certificate for the placement of a legend thereon (pursuant to the terms of the Securities Purchase Agreement), the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("**DTC Transfer**"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(ii) Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the **Series C Preferred Stock**.

(iii) No Fractional Shares. If any conversion of **Series C Preferred Stock** would result in the issuance of a fractional share of Common Stock (aggregating all shares of **Series C Preferred Stock** being converted pursuant to a given Notice of Conversion), such fractional share shall be payable in cash based upon the ten day average Closing Sales Price of the Common Stock at such time, and the number of shares of Common Stock issuable upon conversion of the **Series C Preferred Stock** shall be the next lower whole number of shares. If the Corporation elects not to, or is unable to, make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock in accordance with subparagraph (i) above as are not

disputed. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within three business days of receipt of the Notice of Conversion. The accountant, at the Corporation's sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than three business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

(v) Payment of Fees. Holder shall pay for any and all fees from the Company's Transfer Agent regarding the conversion of the Series C Preferred into Common Stock.

C. Effect of Reverse and Forward Splits. In the event of a reverse split the conversion ratio stated in Article VI(a) shall not be change. However, in the event a forward split shall occur then the conversion ratio stated in Article VI(a) shall be modified to be increased by the same ratio as the forward split.

VI. Voting Rights.

Each holder of outstanding shares of SERIES C PREFERRED STOCK shall be entitled to the number of votes equal to equal to two thousand five hundred (2,500) Common Shares. Except as provided by law, or by the provisions establishing any other series of Preferred Stock, holders of SERIES C PREFERRED STOCK and of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

VIII. ANTI DILUTION

For a period of 24 months after the Preferred is issue, the conversion price of the Series C Preferred will be subject to adjustment to prevent dilution in the event that the Company issues additional shares at a purchase price less than the applicable conversion price. The conversion price will be subject to adjustment on a weighted basis that takes into account issuances of additional shares and the fully convertible positions of this Series C Preferred. At the expiration of the anti-dilution period, the conversion rate in Section V (A) above shall be equal to a conversion rate equal to 72.5% on the Common Stock. For example, if on the date of expiration of the anti-dilution clause there are 500,000,000 shares of Common Stock issued and outstanding then each **Series C Preferred Stock** shall convert at a rate of 181.9 common shares for each 1 Series Preferred Share.

VIII. DEFINITIONS.

As used in herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

"Capital Stock" means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of the Corporation.

"Common Stock" means any and all shares of the Corporation's $0.0001 par value common stock.

"Corporation" means Capital Resource Alliance Inc., a Colorado corporation, and its successors.

"Holder" means a holder of a share or shares of SERIES C PREFERRED STOCK as reflected in the stock books of the Corporation.

"Issue Date" means the date of original issuance of the applicable shares of Series C Preferred Stock.

"Junior Stock" has the meaning ascribed to it in Article II.B.1. hereof.

"Liquidation Event" shall have the meaning set forth in Article II.B.3(b).

"Parity Stock" has the meaning ascribed to it in Article II.B.1. hereof.

"Senior Stock" has the meaning ascribed to it in Article II.B.1. hereof.

"SERIES C PREFERRED STOCK" has the meaning ascribed to it in Article II.A. hereof.

IN WITNESS WHEREOF, Vortex Brands Corp. has caused its duly authorized officer to execute this Certificate on this the 18th day of February 2018.

Vortex Brands, Inc.

/s/ Tom Olmstead

Tom Olmstead

Chief Executive Officer

MERGER AGREEMENT AND PLAN OF MERGER

THIS MERGER AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into this 19th day of February 2018, by and between Blockchain Energy, Inc., Inc., a corporation organized under the laws of the State of Colorado (hereafter "Blockchain") and Vortex Brands, Inc., (hereinafter "VTXB"), a corporation organized under the laws of the State of Colorado.

WITNESSETH:

WHEREAS, VTXB desires to acquire Blockchain by way of a merger transaction whereby Blockchain will be merged with and into VTXB and 100% of the issued and outstanding shares of Blockchain common stock will be exchanged for shares of VTXB common stock, whereupon Blockchain will be the surviving corporation;

WHEREAS, the Boards of Directors of VTXB and Blockchain, respectively deem it advisable and in the best interest of each entity and their respective shareholders that Blockchain merges with and into VTXB pursuant to those terms and conditions set forth in this Agreement and the Articles of Merger or Certificate of Merger to be filed and pursuant to applicable provisions of law (such transaction is hereafter referred to as the "Merger");

WHEREAS, VTXB is a publically traded company on the OTC trading under the ticker symbol VTXB;

WHEREAS, each of the parties to this Agreement desires to make certain representations, warranties, and agreements in connection with the transactions contemplated herein and also to prescribe various conditions thereto.

NOW THEREFORE, in consideration of the promises and of the mutual covenants herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. ACQUISITION OF BLOCKCHAIN.

The parties to this Agreement do hereby agree that at the Closing and Effective Time of the Merger (the terms "Closing" and "Effective Time of the Merger" as defined in Section 6 hereof), Blockchain will merge with and into VTXB premised upon the terms and conditions set forth herein and in accordance with the provisions of applicable law. Pursuant to the Merger, Blockchain shareholders on a fully diluted basis will exchange their Blockchain common stock for shares of VTXB's authorized but previously unissued common stock and preferred stock. It is the intention of the parties hereto that this transaction qualifies as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

SECTION 2. TERMS OF MERGER.

In accordance with the provisions of this Agreement and the requirements of applicable law, Blockchain will be merged with and into VTXB as of the Effective Time of the Merger. Blockchain will be the surviving corporation (hereafter sometimes referred to as the "Surviving Corporation") and the current operations (if any) of VTXB will cease and be spun out at the Effective Time of the Merger. Blockchain as the Surviving Corporation, will succeed to and assume all the rights and obligations of VTXB in accordance with applicable law, as described below. Consummation of the Merger will be upon the following terms and subject to the conditions set forth herein.

(a) Corporate Existence. Commencing at the Effective Time of the Merger, the separate corporate existence of VTXB will cease and the Surviving Corporation will continue its corporate existence as a Colorado corporation: and

(i) The Surviving Corporation will thereupon and thereafter possess all rights, privileges and powers of each of the Corporations;

(ii) all debts due to either VTXB or its subsidiaries, on whatever account, all causes in action and all other things belonging to either of the VTXB or its subsidiaries, will, except as otherwise set forth herein, be taken and deemed to be transferred to and will be vested in the Spun Out Corporations by virtue of the Merger without further act or deed.

(iii) All property and assets of VTXB or its subsidiaries immediately prior to the Effective Time of the Merger shall be transferred to the spun out corporations; and

(iv) all rights of creditors and all liens, if any, upon any property of VTXB will be preserved unimpaired, limited in lien to the property affect by such liens immediately prior to the Effective Time of the Merger, and all debts, liabilities, and duties of the Constituent Corporation will thenceforth attach to the spun out corporations.

(b) Effective Time of the Merger. At the Effective Time of the Merger,

(i) the members of the Board of Directors and executive officers of VTXB holding office immediately prior to the Effective Time of the Merger will resign as directors and executive officers, effective at the Effective Time of the Merger and the following individuals shall be appointed as the directors and executive officers of the Surviving Corporation:

Officers	**Directors**
Todd Higley CEO/President	Todd Higley
Phil Kirkland CFO	Cecilia Wildner White
	Devon Jones

(ii) VTXB will issue the following shares:

Common Stock: **117,000,000** shares of common stock to the common stock shareholders of Blockchain

Preferred Stock: 9,996,000 shares of preferred stock to the Preferred Stock holders of Blockchain. The terms of the preferred provide for voting rights equal to 1,000 vote per share, conversion rights of 100 shares of common stock for each preferred share, and shall lock up provision preventing conversion for 2 years.

(iii) The number of shares outstanding shall not exceed 210,000,000 shares of Common Stock.

(iv) the Board of Directors of VTXB will take all necessary requisite actions to appoint as additional directors to the VTXB Board those persons set forth in Section 2(e)(ii) below.

(c) Conversion of Securities. At the Effective Time of the Merger and without any action of the part of VTXB, Blockchain or the holders of any of the securities of any of these corporations, each of the following will occur:

(i) The shares of Blockchain common stock on a fully diluted basis will be converted into the right to receive an aggregate number of shares of VTXB common stock to constitute of at least eighty per cent (80%) of the issued and outstanding shares of VTXB. "Fully diluted" shall mean that Blockchain shall include all shares it will issue in connection with its present obligation to others. Holders of certificates previously evidencing shares of Blockchain common stock and preferred stock outstanding at the Effective Time of the Merger, will cease to have any rights with respect to such shares of Blockchain common stock, except as otherwise provided herein or by law. Those persons receiving shares of VTXB common stock and the number of shares to be received pursuant to the terms of the Merger and this Agreement are set forth in Attachment No. 2(c) annexed hereto.

(ii) Any shares of Blockchain capital stock held in the treasury of Blockchain immediately prior to the Effective Time of the Merger, will automatically be canceled and extinguished without any conversion thereof and no payment will be made with respect thereto. After the Merger, the stock transfer books of Blockchain will be closed and thereafter, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of any shares of Blockchain common stock.

(d) Restricted Securities.

(i) None of the shares of VTXB common stock into which the shares of Blockchain common stock are to be converted will be registered under the Securities Act of 1933, as amended (the "Securities Act"), but will be deemed to have been issued pursuant to an exemption or exemptions therefrom (subject to the satisfaction of certain other terms and conditions hereof) and will be considered "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act. All shares of VTXB common stock to be issued pursuant to this Agreement will be exempt from registration under the Securities Act pursuant to Section 4(2) of that Act and/or Regulation D, Rule 506 promulgated thereunder or other exemption, and certificates representing the shares will bear a restrictive legend worded substantially as follows and as may otherwise be required:

"The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and are "restricted securities" as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred except pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the corporation."

(ii) At the Closing, VTXB will direct its transfer agent to record as soon as practicable after the Closing, to issue the VTXB common stock to the holders of Blockchain common stock pursuant to the provisions set forth above. The transfer agent will annotate its records to reflect the restrictions on transfer embodied in the legend set forth above. There will be no requirement of VTXB to register under the Securities Act any shares of Blockchain common stock in connection with the Merger.

(e) Other Matters.

(i) Immediately prior to the Merger, Blockchain shall notify VTXB as to the number of shares of common stock it has issued and outstanding on a fully diluted basis. VTXB will have no more than 91,000,000 shares of VTXB common stock outstanding which shares are prior to the reverse split. There are no other series of common stock or preferred stock of either Blockchain or VTXB issued and outstanding.

(ii) Upon the execution of this Agreement VTXB will make the appropriate requisite notice filings with the Securities and Exchange Commission ("SEC") to report the contemplated transaction and will also make such other filings and notifications with the SEC and state regulatory agencies as may be necessitated by this Agreement; if required.

(iii) If at any time after the Closing any further action is necessary, desirable, or prudent to carry out the intent and purposes of this Agreement, the officers and directors of VTXB are hereby fully authorized to take, and will use their reasonable efforts to take all such lawful and necessary action.

SECTION 3. DELIVERY OF SHARES.

On or as soon as practicable after the Effective Time of the Merger, Blockchain will use its reasonable efforts to cause the holders of Blockchain common stock and preferred stock ("Blockchain Shareholders") to surrender to VTXB's transfer agent for cancellation all certificates or other evidences of ownership representing shares of Blockchain common stock, against delivery of certificates representing the shares of VTXB common stock for which Blockchain common stock is to be converted in the Merger pursuant to Section 2 hereof. Each Blockchain Shareholder will be required prior to or upon surrender of their Blockchain common stock to deliver to VTXB an "investment letter" or other written instrument acceptable to the parties hereto, providing, among other things, whether or not the investor is an "accredited investor" as defined under Regulation D of the Securities Act. Until surrendered and exchanged as provided herein, each outstanding certificate (or other evidence of ownership) which prior to the Effective Time of the Merger represented Blockchain common stock will be deemed for all corporate purposes to evidence ownership of the number of shares of VTXB common stock into which the shares of Blockchain common stock represented by such Blockchain certificate will be converted hereunder.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BLOCKCHAIN.

Blockchain hereby represents and warrants to VTXB as of the date hereof and as of the Closing of this Agreement the following representations and warranties:

(a) Blockchain is duly and validly incorporated under the laws of the State of Colorado and is in good standing and duly qualified to do business in any state where required to be so qualified.

(b) Blockchain has the requisite power and authority to enter into this Agreement and such other agreements and documents relating to this Agreement (the "Transaction Documents"), to which it is a party and to perform its obligations and covenants hereunder and thereunder. The execution and delivery of this Agreement and other Transaction Documents to which Blockchain is a party and the consummation of the transactions contemplated hereby and thereby, have been or will prior to the Closing and the Effective Time of the Merger be duly authorized by Blockchain's Board of Directors as appropriate and by its shareholders, if required. The execution of this Agreement and other Transaction Documents do not materially violate or breach any material agreement or contract to which Blockchain is a party and, to the extent required. Blockchain has or will have by Closing, obtained all necessary approvals or consents required by any agreement to which Blockchain is a party. The execution and performance of this Agreement and the other Transaction Documents will not violate or conflict with any provision of Blockchain's Articles of Incorporation or Bylaws in effect as of the date hereof.

(c) Blockchain has financial statements which are maintained in accordance with United States generally accepted accounting principles and the most recent financial statements have been presented to VTXB. Blockchain is engaged in the business of energy recycling. Any liens and encumbrances against the assets of Blockchain are disclosed and set forth in the financial statements attached as Exhibit B. Blockchain has no obligations, liabilities, or commitments, contingent or otherwise, of a material nature, which have not been disclosed on its audited financial statements.

(d) Blockchain warrants and represents that it has the authority to execute this Agreement whereby VTXB will become the owner of Blockchain.

(e) Blockchain is not a party to any material pending litigation and to the knowledge of its executive officer, no governmental investigation or proceeding and no litigation, claims, assessments, or governmental proceedings are threatened in writing against Blockchain.

(f) Neither Blockchain nor any of its officers, employees, or agent or any other person acting on behalf of Blockchain has directly or indirectly within the past five years, given or agreed to give any gift or similar benefit to any person who is or may be in a position to help or hinder Blockchain's business, or assist in connection with any actual or proposed transaction, which (i) might be reasonably expected to subject it to any material damage or penalty in any action or to have a material adverse effect on Blockchain or its business, assets, properties, financial condition, or results of operation (a "Material Adverse Effect"), (ii) if not given in the past, might have reasonably been expected to have had a Material Adverse Effect, or (iii) if not continued in the future, might be reasonably expected to have a Material Adverse Effect or to subject Blockchain to material suit or penalty in any action.

(g) Blockchain has, or by the Effective Time of the Merger will have filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed in the ordinary course to its business and has paid, or will have paid or made adequate provisions for all taxes or assessments which have become due as of the Effective Time of the Merger.

(h) Blockchain hast not materially breached any material agreement to which it is a party or obligated by. Blockchain has given VTXB copies of or access to all material contracts, commitments, and/or agreements to which it is a party.

(i) Information regarding Blockchain which has been delivered to VTXB for use in connection with the Merger, was at the time provided true and accurate in all material respects.

(j) Blockchain has and at the Closing will have disclosed in writing to VTXB all events, conditions and facts materially affecting the business, financial conditions (including any liabilities contingent or otherwise) or results of operations of Blockchain.

(k) Blockchain has complied in all material respects with all applicable laws, regulations, and orders of all governmental bodies and agencies, including applicable securities laws, and regulations, except where such noncompliance in the aggregate has not had, and would not be reasonably expected to have a Material Adverse Effect. Blockchain has not received notice of any noncompliance with the foregoing, not is it aware of any claims or claims threatened in writing in connection therewith.

(l) Except as otherwise disclosed herein or by a written attachment hereto, no officer, director, or affiliate of Blockchain has been, within the past five years, (i) a party to any bankruptcy petition against such person or against any business of which such person was affiliated; (ii) convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending, or otherwise limiting their involvement in any type of business, securities, or banking activities; or (iv) found by a court of competent jurisdiction in a civil action by the SEC or the Commodity Futures Trading Commission, to have violated a federal or state securities or commodities law and which judgment has not been reversed, suspended, or vacated.

(m) Except as disclosed to VTXB in writing and annexed hereto as Attachment No. 4(m) Blockchain has no material contracts, commitment, arrangements, or understandings relating to its business, operations, financial condition, prospects, or otherwise. For purposes of Section 4(m) "material" means payment or performance of a contract, commitment, arrangement, or understanding in the ordinary course of business, which is expected to involve payments to any third party in excess of $10,000

(n) Blockchain does not have or maintain any employee benefit, bonus, incentive compensation, profit-sharing, equity, stock bonus, stock option, stock appreciation rights, restricted stock, other stock-based incentive, executive compensation agreement, employment agreement, deferred compensation, pension, stock purchase, employee stock ownership, savings, retirement, supplemental retirement, employment related change-in-control, severance, salary continuation, layoff, welfare (including without limitation, health, medical, prescription, dental, disability, salary continuation, life, accidental death, travel accident, and other insurance), vacation, holiday, sick leave, fringe benefit, or other benefit plan, program, or policy, whether qualified or nonqualified, and any trust, escrow, or other agreement related thereto covering any present or former employees, directors, or their respective dependents.

(o) No representation or warranty in this section, nor statement in any document, certificate, or schedule furnished or to be furnished pursuant to this Agreement by Blockchain or in connection with the transactions contemplated hereby, contains or contained any untrue statement of a material fact, nor does or will omit to state a material fact necessary to make any statement of fact contained herein or therein not misleading. Blockchain has maintained, and will until the Closing, maintain in full force and effect adequate policies of insurance with coverage sufficient to meet the normal requirements of its business.

(p) Blockchain had the opportunity to ask questions and receive answers regarding the business, affairs, and matters of VTXB.

(q) Blockchain is satisfied with their understanding and knowledge regarding VTXB and its current status.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF VTXB.

VTXB represent and warrant as of the date hereof and as of the Closing that:

(a) As of the date hereof and the Closing and the Effective Time of the Merger, the shares of VTXB common stock to be issued and delivered to Blockchain shareholders hereunder and in connection herewith will, when so issued and delivered, constitute duly authorized, validly and legally issued, fully-paid and nonassessable shares of VTXB common stock, free of all liens and encumbrances.

(b) VTXB has the requisite corporate power to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (i) have been or will, prior to the Closing and the Effective Time of the Merger, be duly authorized by the

respective Boards of Directors of VTXB; and (ii) except as otherwise set forth herein, do not have to be approved or authorized by the shareholders of VTXB other than the amendments and changes to VTXB's Articles of Incorporation. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license, or other instrument or document to which VTXB is a party or to which it is otherwise subject and will not violate any judgment, decree, order, writ, law, rule, statute, or regulation applicable to VTXB. The execution and performance of this Agreement will not violate or conflict with any provisions of the respective Certificates of Incorporation or Bylaws of VTXB.

(c) RESERVED

(d) VTXB is not a party to any litigation in any capacity and VTXB has no liabilities or commitments other than those stated in its most recent financial statements.

(e) Other than a liability to its major shareholder VTXB is not a party to any employment contract with any officer or director or stockholder, nor to any lease, agreement, or any other commitment not in the usual and ordinary course of business, nor to any pension, insurance, profit-sharing or bonus plan.

(f) VTXB is not a defendant, nor a plaintiff against whom a counterclaim has been asserted, in any litigation, pending or threatened, nor has any material claim (which claim is in excess of $10,000) been made or asserted against VTXB, nor are there any proceedings threatened or pending before any federal, state, or municipal government, or any department, board, body, or agency thereof, involving VTXB.

(g) VTXB is not in default under any agreement to which it is a party nor in the payment of any of its obligations other than the liability to its major shareholder.

(h) VTXB has no pending comments from the SEC, FINRA or DTC.

(i) Between the date hereof and the Closing, VTXB will not have (i) paid or declared any dividends on or made any distributions in respect of, or issued, purchased or redeemed, any of the outstanding shares of its capital stock, or (ii) made or authorized any changes in its Articles of Incorporation or in any amendment thereto or in its Bylaws except for those as provided in this Agreement, or (iii) made any commitments or disbursements or incurred any obligations or liabilities of a substantial nature and which are not in the usual and ordinary course of business, or (iv) mortgaged or pledged or subjected to any lien, charge, or other encumbrance any of its assets, tangible or intangible, except in the usual and ordinary course of its business, or (v) sold, leased, or transferred or contracted to sell, lease, or transfer any assets, tangible or intangible, or entered into any other transactions, except in the usual and ordinary course of business, or (vi) made any material change in any existing employment agreement or increased the compensation payable or made any arrangement for the payment of any bonus to any officer, director, employee, or agent.

(j) This Agreement has been duly executed by VTXB and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in, any agreement, instrument, judgment order or decree to which it is a party or to which it is subject nor will such execution and performance constitute a violation of or conflict with any fiduciary to which it is subject.

(k) VTXB is not in default with respect to any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, and there are no actions, suits, claims, proceedings, or investigations pending or, to the knowledge of VTXB, threatened against or affecting VTXB at law or in equity, or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign. Other than the exception noted above, VTXB has complied in all material respects with all laws, regulations and orders applicable to its business.

(l) All information regarding VTXB provided to Blockchain or set forth in any document or other communication, to the best of VTXB's knowledge, is true, complete, and accurate in all material respects, not misleading and was and is in compliance with all applicable laws and regulations.

(m) VTXB believes that it is and has been in material compliance with and has conducted its business in compliance with applicable laws, orders, rules, and regulations including applicable securities laws and regulations and environmental laws and regulations, except where any noncompliance has and will have, in the aggregate, no material adverse effect.

(n) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment, whether severance pay or unemployment compensation becoming due and payable to any person or entity; (ii) increase any benefits otherwise payable to any person or entity; or (iii) result in the acceleration of the time of payment or vesting of any benefits.

(o) After the closing of this Agreement VTXB's business, operations, or assets will not be restricted or impaired.

(p) Reserved.

(q) No representation or warranty by VTXB stated in this Agreement nor any statement contained in any certificate, schedule, or other communication provided relating to the provisions hereof contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading or incomplete. All documents VTXB delivers will be original or exact copies thereof.

(r) VTXB is a corporation duly organized and validly existing and in good standing under the laws of the State of Colorado and has an authorized capitalization of 100,000,000 shares of which there are approximately 91,000,000 shares of common stock issued and outstanding, par value of $0.0001 per share. VTXB has the corporate power to enter into this Agreement. All of VTXB's issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. There are no existing options, calls, claims, warrants, preemptive rights, registration rights, or commitment of any character relating to the issued or unissued capital stock other than as set forth in this Agreement.

(s) No representation or warranty by VTXB or its subsidiaries stated in this Agreement and no statement contained in any certificate, schedule, or other communication furnished pursuant to or in connection with the provisions hereof, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading. All documents delivered by VTXB will be complete and accurate copies thereof.

SECTION 6. TIME AND PLACE OF CLOSING.

The Closing shall be held on such date and at such other time and place as may be mutually agreed upon between the parties in writing (hereinafter "the Closing.") The "Effective Time of the Merger" will be that date and time specified in the Articles of Merger or Certificate of Merger as the date on which the Merger will become effective.

SECTION 7. ACTIONS PRIOR TO CLOSING.

(a) During the period between the date hereof and the Closing, VTXB shall conduct its business and operations in the same manner in which the same have heretofore been conducted. Blockchain during the period between the date hereof and the Closing, shall conduct its business and operations in the same manner in which the same have heretofore been conducted. During such period, unless it has received written consent thereto from the other party, neither Blockchain nor VTXB will:

(1) Incur any obligation, liability or commitment, absolute or contingent, other than current liabilities incurred in the ordinary and usual course of business.
(2) Declare or pay and dividends on or make any distributions in respect of , or issue, purchase, or redeem any of its shares of stock or partnership interests except in accordance with the Agreement.
(3) Subject any of its properties to a mortgage, pledge, or lien, except in the usual and ordinary course of business.
(4) Sell or transfer any of its properties, except in the usual and ordinary course of business.
(5) Make any investment of a capital nature, except in the usual and ordinary course of business.

(6) Enter into any long-term contracts or commitments or modify or terminate any existing agreements, except in the usual and ordinary course of business.
(7) Use any of its assets or properties except for proper corporate purposes.
(8) Sell, contract to sell, or issue any equity or debt securities.

(b) During the period between the date of this Agreement and the Closing, VTXB and Blockchain, shall each accord representatives of the other party access to the offices, records, files, books of account and tax returns, provided the same will not unreasonably interfere with the normal operations of such entities.

(c) If the Closing does not occur for any reason, each of the parties and their respective affiliates will promptly return or destroy all such confidential information and compilation thereof, as is practicable, and will certify to such destruction or return to the other party.

(d) Prior to the Closing or in connection therewith, any written news releases or public disclosure by either VTXB or Blockchain regarding the Agreement or the transactions contemplated thereby, will be submitted to the other party for its review and approval prior to such release or disclosure, provided that such approval will not be unreasonably withheld and such review and approval will not be required of disclosures required to comply, in the judgment of counsel, with federal or state securities or corporate laws or policies.

(e) Contemporaneous with the Closing or the Effective Time of the Merger, VTXB's Board of Directors will take all necessary and requisite actions to nominate and appoint following individuals as new directors designated by Blockchain:

Officers	Directors
Todd Higley CEO/President	Todd Higley
Phil Kirkland CFO	Cecilia Wildner White
	Devon Jones

(f) VTXB, acting through its Board of Directors, will authorize and take all requisite and necessary actions to prepare and file the requisite reports and/or filings with the SEC and make whatever other reports and/or filings that may be required pursuant to applicable law.

(g) Blockchain will provide to VTXB any documents and information necessary for inclusion in the requisite reports and/or filings of VTXB with the SEC or other agency concerning the transactions contemplated hereby. Blockchain agrees to correct promptly any information provided for use in the reports and/or filings, if and to the extent that, such information has become incorrect or misleading in any material respect, Blockchain agrees to assist VTXB to take all necessary steps to cause the reports and/or filings, as so corrected if necessary, to be prepared and delivered to the appropriate party to the extent required by applicable state and federal securities laws.

(h) Except as required by law, neither Blockchain nor VTXB will voluntarily take any action that would, or that is reasonably likely to result in any of the conditions agreed to herein not being satisfied. Without limiting the foregoing neither Blockchain nor VTXB will take any action that would result in: (i) any of the representations and warranties set forth in this Agreement that are qualified as to materiality becoming untrue; or (ii) any of such representations and warranties that are not so qualified becoming untrue or inaccurate in any material respect.

(i) VTXB will continue to satisfy throughout the period from the date hereof to the Closing any disclosure or filing requirements.

SECTION 8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BLOCKCHAIN.

All obligations of Blockchain under this Agreement and the transactions contemplated hereby, are subject to the fulfillment prior to or as of the Closing and/or the Effective Time of the Merger as indicated below, of each of the following conditions:

(a) The representations and warranties by VTXB in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith, will be true at the Closing and as of the Effective Time of the Merger as though such representations and warranties were made at and as of such time.

(b) VTXB will have performed and complied with, in all material respects, all covenants agreements, and conditions required by this Agreement to be performed prior to the Closing. No legal action will be in effect which would affect the consummation of the transactions contemplated herein or would prohibit the consummation of the Merger.

(c) On or before the Closing the Board of Directors of VTXB will have approved in accordance with applicable provisions of state corporate law, the execution and delivery of this Agreement and consummation of the transactions contemplated herein and will have submitted same to the shareholders as may be required.

(d) On or before the Closing VTXB will have delivered to Blockchain certified copies of resolutions of the Board of Directors approving and authorizing: (i) the execution, delivery, and performance of this Agreement and all necessary and proper actions to enable VTXB to comply with the terms of this Agreement; (ii) the appointment or election of Blockchain's nominees to VTXB's Board of Directors; and (iii) all other matters set forth or contemplated herein.

(e) The Merger will proceed by applicable state law and VTXB will have sufficient shares of its common stock authorized to complete the Merger as of the Effective Time of the Merger and the transactions contemplated hereby.

(f) At the Closing the directors and officers of VTXB and Sub will have resigned in writing from their positions effective at the Closing, and those persons designated by Blockchain as nominees, Joseph Wade, will be duly appointed as directors on the VTXB Board which appointment will be effective upon the Closing and acceptance of the appointment by the new directors.

(g) At the Closing, all instruments and documents delivered by VTXB to Blockchain will be reasonably satisfactory to legal counsel for Blockchain.

(h) The capitalization of VTXB will be effective as set forth herein.

(i) The shares of common stock of VTXB to be issued to Blockchain Stockholders at or after the Closing will be validly issued, nonassessable, and fully paid under the provisions of applicable state law and will be issued in a private, nonpublic offering in compliance with federal, state, and applicable securities laws.

(j) Blockchain will have completed its due diligence investigation of VTXB with satisfactory results.

SECTION 9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF VTXB.

All obligations of VTXB under this Agreement to effect the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing or the Effective Time, of each of the following conditions:

(a) The representations and warranties by Blockchain as stated in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith will be true at and as of the Closing and the Effective Time of the Merger as though such representations and warranties were made at and as of such times.

(b) Blockchain will have performed and complied with in all material respects all covenants, agreements, and conditions required by this Agreement to be performed or complied with by Blockchain .(c) On or before the Closing the Blockchain Board of Directors will have approved in accordance with applicable provisions of state corporate law, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

(d) At the Closing all instruments and documents delivered by Blockchain pursuant to the provisions hereof will be reasonably satisfactory to legal counsel for VTXB.

(e) The Merger will be permitted by applicable state law.

(f) VTXB will have an exemption from registration under the Securities Act of 1933 and the laws of the various states of residence of Blockchain Stockholders for issuance of the shares of VTXB common stock to be issued to Blockchain Shareholders pursuant to this Agreement.

SECTION 10. SURVIVAL.

The representations and warranties contained in this Agreement and any other document or certificate relating hereto except the investment letters executed by the Blockchain Shareholders will survive and continue in full force and effect for a period of three months after the Closing.

SECTION 11. INDEMNIFICATION.

(a) From and after the Closing of this Agreement, VTXB agrees to indemnify, defend, and hold harmless Blockchain and each person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the closing an officer or director of Blockchain against any costs or expenses including reasonable attorneys' fees, judgments, fines, losses, claims, demands, liabilities, damages, and deficiencies, including interest and penalties, incurred or suffered in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative arising from matters existing or occurring prior to the Closing, whether asserted or claimed prior to, at, or after the Closing, which is based in whole or in part on, or arising in whole or in part from the fact that such person is or was a director or executive officer of Blockchain, including, without limitation, all losses, claims, damages, costs, expenses, liabilities, judgment, or settlement amounts based in whole or in part on, or arising in whole or in part from, or pertaining to this Agreement or the transactions contemplated hereby to the fullest extent that Blockchain could have been permitted under applicable state laws and its certificate of incorporation, bylaws, and other agreements in effect on the date hereof to indemnify such individual.

(b) From and after the Closing of this Agreement, Blockchain agrees to indemnify, defend, and hold harmless, VTXB and each person who is now, or has been at any time prior to the date of this Agreement, who was prior to the Closing a director or officer of VTXB against any costs or expenses, including reasonable attorneys' fees, judgments, fines, losses, claims, demands, liabilities, damages, and deficiencies, including interest and penalties, incurred or suffered in connection with any claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative arising from matters existing or occurring prior to the Closing, whether asserted or claimed prior to, at, or after the Closing, which is based in whole or in part on, or claimed prior to, at, or after the Closing which is based in whole or in part on, or arising in whole or in part from the fact that such person is a party to this Agreement or is, or was a director or officer of VTXB including without limitation, all losses, claims, damages, costs, expenses, liabilities, judgments, or settlement amounts based in whole or in part on, or arising in whole or in part from or pertaining to this Agreement or the transactions contemplated hereby to the fullest extent that VTXB could have been permitted under applicable state laws and its certificate of incorporation, bylaws, and other agreements in effect on the date hereof to indemnify such individual.

(c) Any indemnified party wishing to claim indemnification under subsection (a) or (b) of this Section, upon learning of any such claim, action, suit, proceeding, or investigation will promptly notify VTXB if under subsection (a), or Blockchain if under subsection (b). However failure to so notify the appropriate party will not relieve the indemnifying party from any liability which it may have under this Section, except to the extent such failure materially prejudices such party. In the event of any such claim, action, suit, proceeding, or investigation, (i) the indemnifying party will have the right to assume the defense thereof and will not be liable to any such indemnified party in connection with the defense thereof; (ii) the indemnified party will cooperate in all respects as requested by the indemnifying party in the defense of any such matter, and (iii) the indemnifying party will not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld; provided however, that the indemnifying party will not have any obligation hereunder to any indemnified party and when a court will ultimately determine, and such determination will have become final, that the indemnification of such indemnified party in the manner contemplated hereby is prohibited by law.

SECTION 12. NATURE OF REPRESENTATIONS.

All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representation, warranties, covenants, and agreements contained in this Agreement and the other Transaction Documents delivered at the Closing and not upon any representation, warranty, agreement, promise, or information, written or oral, made by the other party or any other person other than as specified herein.

SECTION 13. DOCUMENTS AT CLOSING.

At the Closing the following documents will be delivered:

The Closing the transactions contemplated herein will take place on such date (the "Closing") as mutually determined and agreed upon by the VTXB and Blockchain. The parties will use all reasonable effort to cause the Closing to occur as expeditiously as possible. The Agreement shall be given effect immediately upon the Effective Time of the Merger. The Closing of this Agreement shall proceed as follows:

VTXB shall provide the following:

(a) Resolutions of the Board of Directors of VTXB pertaining to:

(1) approval and ratification of the Merger Agreement and Plan of Merger and documents relating thereto;
(2) amendments to its Articles of Incorporation to:
  (i) provide for authorized capital of 750,000,000 shares of common stock, par value of $.0001 per share.

(b) VTXB shall provide resolutions adopted by the written consent of the shareholders approving the amendments to the Articles of Incorporation of VTXB and approving the Merger Agreement and Plan of Merger and approving the Certificate of Merger.

(c) VTXB shall provide resignations of its current officers and directors and shall provide appropriate corporate resolutions for the appointment of directors and officers as provided herein.

(d) VTXB shall provide a corporate resolution adopted and approved by the VTXB Board of Directors authorizing the issuance of shares of VTXB restricted common stock (post reverse split), par value of $0.001 per share, to the Blockchain Shareholders whereby Blockchain shareholders shall own at least eighty per cent (80%) of the issued and outstanding shares after the consummation of the transactions set forth herein.

(e) VTXB shall provide Blockchain with an opinion of counsel that the shares to be issued in the merger will be validly issued, fully paid and nonassessable.

(f) VTXB shall deliver instructions to its transfer agent to issue certificates evidencing the VTXB shares of common stock (post reverse split) to the Blockchain Shareholders, at the exchange ratio in accordance with the terms of this Agreement. VTXB shares will be issued when shares of Blockchain have been presented to the transfer agent in proper form. Each certificate evidencing shares of VTXB common stock issued to the Blockchain Shareholders will bear a restrictive legend prohibiting the transfer by the holder without first complying with the Securities Act of 1933, as amended, or any exemption thereunder, or Rule 144 promulgated thereunder.

Blockchain shall provide the following:

(a) Blockchain shall present a certification that Blockchain is a corporation in good standing under the laws of the Colorado.

(b) Blockchain shall provide resolutions adopting the Merger Agreement and Plan of Merger as well as the Certificate of Merger approved by not less than a majority of the issued and outstanding shares of common stock of Blockchain.

(c) Present a certification from its president that Blockchain has performed all corporate acts required under statute, regulations, articles of incorporation, bylaws or any other requirement to effect the transaction with VTXB including

the certification that the issued and outstanding shares of common stock of Blockchain are fully diluted as of the Closing.

SECTION 14. CONDITIONS TO CLOSING.

The obligations of Blockchain and VTXB to complete the transactions provided for herein shall be subject to the performance of all their respective agreements hereunder on or before the Closing, to the material truth and accuracy of the respective representations and warranties of Blockchain and of VTXB contained herein, and to the further conditions that:

(a) All representations and warranties contained in this Agreement are substantially true and correct on and as of the Closing with the same effect as if made on and as of said date.

(b) As of the Closing there shall have been no material adverse change in the affairs, business, property, or financial condition of VTXB and Blockchain and VTXB and Blockchain shall so certify in writing.

(c) All of the agreements and covenants contained in this Agreement that are to be complied with, satisfied and performed by each of the parties hereto on or before the Closing, shall, in all material respects, have been complied with, satisfied, and performed.

SECTION 15. FINDER'S FEES.

VTXB represents and warrants to Blockchain and Blockchain represents and warrants to VTXB that neither of them has incurred any liabilities, express or implied, to any "broker" or "finder" or similar person in connection with this Agreement or any of the transactions contemplated hereby.

SECTION 16. TERMINATION AND ABANDONMENT

This Agreement may be terminated and abandoned at any time prior to the Closing upon the following conditions:

(a) By the mutual consent of the parties.

(b) By the Board of Directors of VTXB or Blockchain if, in the opinion of either party, the Closing of the Agreement is impracticable by reasons of litigation or change of circumstances.

(c) By the Board of Directors of VTXB or Blockchain if, in the bona fide judgment of either, there shall have been a material violation of any covenant or agreement set forth herein, or any warranty or representation shall be untrue; or the Board of Directors should, in its bona fide judgment, deem the Agreement inadvisable or impracticable by reason of any defect which, in the opinion of counsel, for the party who has made such determination, constitutes a material defect in the title of the other party, or which defect affects a material part of its assets, or which has otherwise subjected the party to a substantial liability or obligation.

(d) By either party if any action or proceeding before any court or governmental body or agency shall have been instituted or threatened to restrain or prohibit the consummation of this Agreement and such party deems it inadvisable to proceed.

(e) Effect of termination. In the event of termination, notice shall be given to VTXB or Blockchain and thereupon this Agreement shall become wholly void and of no effect and there shall be no liability on the part of either to the other or their respective officers or directors.

SECTION 17. MISCELLANEOUS.

(a) Further Assurances. At any time and from time to time after the Closing each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or to perfect or to carry out the intent and purposes of this Agreement.

(b) Waiver. Any failure by any party hereto to comply with any of its obligation, agreements, covenants, or conditions provided herein may be waived in writing by the party (in its sole discretion) to whom such duty or compliance is owed.

(c) Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.

(d) Notices. Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

If to Blockchain to:

If to VTXB:

or to any other address which may hereafter be designated by either party by notice given in such manner. All notices shall be deemed to have been given when sent, addressed as aforesaid.

(e) Headings. The headings in this Agreement are inserted for convenience only and have no effect in any way on the meaning or interpretation of this Agreement.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered will be deemed an original, but all such counterparts shall constitute one and the same instrument.

(g) Final Agreement and Merger. This Agreement supersedes all prior agreements and understandings between the parties and may not be changed or terminated orally. Any modification or change or waiver of any of the provisions hereof shall not be binding unless in writing and signed by the parties hereto. There are no oral promises, conditions, representations, understandings, interpretations, or terms of any kind as conditions or inducement to the execution hereof.

(h) Severability. If any part of this Agreement is determined or deemed to be unenforceable, the remaining provisions of the Agreement will remain in full force and effect and valid.

(i) Responsibility and Costs. Whether the Agreement is consummated or not and except as otherwise set forth below, all fees, expenses, and out-of-pocket costs including, but not limited to, fees and disbursements of counsel, financial advisors and accountants and expenses associated with fulfillment of the obligations set forth herein, that are incurred by the parties hereto, will be borne solely and entirely by the party that has incurred such costs and expenses, unless the failure to consummate the Agreement constitutes a breach of the terms hereof, in which event the breaching party will be responsible for all costs related hereto.

(j) Binding Effect. This Agreement will be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

(k) Legal Representation. The parties hereto acknowledge and agree that each respective party is represented by the same legal counsel and that each party hereby waives any existing or potential conflict of interest that may exist or occur by such common representation.

(l) Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of California without regard to principles of conflicts of law.

Signatures To Follow

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

Vortex Brands, Inc.,

DocuSigned by:
15FF876DA15F400
By: Tom Olmstead
Its: President

Blockchain Energy Inc.,

DocuSigned by:
26FF23D24144465
By: Todd Higley
Its: President/CEO

PLAN OF EXCHANGE

THIS PLAN OF EXCHANGE (the "Agreement") is made and entered into this 18th day of February 2018, by and between Blockchain Energy, Inc., a corporation organized under the laws of the State of Colorado (hereafter "Blockchain") and Vortex Brands, Inc., (hereinafter "VTXB"), a corporation organized under the laws of the State of Colorado.

WITNESSETH:

NOW THEREFORE, in consideration of the promises and of the mutual covenants herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Paragraph 1: VTXB shall acquire 100% of all the outstanding and issued shares of Blockchain:

Paragraph 2: Blockchain shall become a wholly owned subsidiary of VTXB

Paragraph 3: The Company shall issue the following shares as part of the acquisition of Blockchain as follows:

Blockchain Common Shares 234,000	exchanged for	Vortex Brands Common Shares 117,000,000
Blockchain Preferred Shares 9,996,000	exchanged for	Vortex Brands Preferred Shares 9,996,000

Paragraph 4: The acquisition shall close on or about February 25, 2018

Paragraph 5: The Company will increase its authorized share count to 770,000,000 shares, of which 750,000,000 shares of par value $0.0001 per share shall be designated as Common Stock and 20,000,000 shares of par value $0.001 shall be designated as Preferred Stock;

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

Vortex Brands, Inc.,

/s/ Tom Olmstead

By: Tom Olmstead
Its: President

Blockchain Energy Inc.,

/s/ Todd Higley

By: Todd Higley
Its: President/CEO